UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2014

JA Energy

(Exact name of registrant as specified in its charter)

Commission File Number: 0-54236

Nevada	26-1375322
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

7495 W. Azure Dr. Suite 110, Las Vegas, NV	89130
(Address of principal executive offices)	(Zip Code)

(702) 515-4036

(Registrant’s telephone number, including area code)

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 6, 2014, the Board of Directors of JA Energy (the “Company” or the “Registrant”) accepted the resignation of Mr. Sheldon Rockey, in his position as Director of the Corporation. Mr. Rockey desires to pursue other interests and does not have any disagreements with the Corporation on any matter relating to its operations, policies or practices.

On February 6, 2014, the Board of Directors of Your Event, Inc., unanimously approved Mr. Gene Shane as a new Board member. The Board of Directors filled the Board vacancy with the nomination of Gene Shane as Director. Mr. Shane accepted the nomination and the position of Director of the Company. He will hold these position until his successor shall be appointed and shall qualify or until the earlier of his death, resignation or removal in the manner provided for in the By-laws of the Corporation. The Board also appointed Gene Shane as Chief Operating Officer. The newly appointed officer serves at the pleasure of the Board, he will hold his position until his successor shall be appointed and shall qualify or until the earlier of his death, resignation or removal in the manner provided for in the By-laws of the Corporation.

Background on Gene Shane, Director and COO, Age 64

2013- Present, Chief Operating Office, JA Energy. Responsibilities include, but not limited to, making design improvements and building JA Energy's the MDU (Modular Distillation Unit ). This includes the purchasing of key MDU components and managing the company's day-to-day operations.

2006 to 2012, worked for real estate company in the Boise area.

2004-2005, real estate business in Meridian, Idaho.

1996 - 2006, owner and operator of Building Product Co., a company that specialized in selling building supplies.

1981 - 1996 founded American Maintenance Supply (formerly known as Sentry Lighting) a maintenance supply company. The business sold maintenance supplies to apartments in Las Vegas, Nevada. The business was sold 1996.

1971- 1981, worked in construction building houses.

1969 to 1971, U.S. Army.

Education:

Finished High School at Palm Springs High and College at Orange Coast College.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

JA Energy Registrant

Date: February 19, 2014	/s/ James Lusk
Name: James Lusk Director and CEO